UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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WIRELESS TELECOM GROUP, INC.

(Name of Registrant as Specified in its Charter)

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WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054
(973) 386-9696

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 8, 2016

To the Shareholders of Wireless Telecom Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), will be held at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, on Wednesday, June 8, 2016, at 10:00 a.m., local time (the “Meeting”), for the following purposes:

1.	To elect each of Alan L. Bazaar, Don C. Bell III, Joseph Garrity, Paul Genova, Mitchell Herbets and Timothy Whelan as a member of the Company’s board of directors, for a term of one year and until their respective successors are elected and qualified;

2.	To ratify the selection of PKF O’Connor Davies, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016;

3.	To consider and approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The board of directors of the Company unanimously recommends that you vote “FOR” each of the six nominees to the board of directors, “FOR” the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and “FOR” the approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers.

The close of business on April 25, 2016 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the Meeting.

All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date, or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MUST BRING YOUR BANK OR BROKER’S STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE SHARES TO THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,
Robert Censullo
Secretary

Dated:    April 28, 2016

WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054
(973) 386-9696

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 8, 2016

This proxy statement and accompanying proxy card is furnished in connection with the solicitation by the board of directors of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), of proxies in the enclosed form for the Annual Meeting of Shareholders (the “Meeting”) to be held at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, on Wednesday, June 8, 2016, at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The persons named in the enclosed proxy form will vote the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for which they are appointed in accordance with the directions of the shareholders appointing them. The principal executive offices of the Company are located at 25 Eastmans Road, Parsippany, New Jersey 07054. The approximate date on which this proxy statement and the accompanying form of proxy will first be mailed to the Company’s shareholders is May 5, 2016.

At the Meeting, the following proposals will be presented to the shareholders for approval:

1.	To elect each of Alan L. Bazaar, Don C. Bell III, Joseph Garrity, Paul Genova, Mitchell Herbets and Timothy Whelan as a member of the Company’s board of directors, for a term of one year and until their respective successors are elected and qualified;

2.	To ratify the selection of PKF O’Connor Davies, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016;

3.	To consider and approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 8, 2016

The Company’s notice of annual meeting of shareholders, proxy statement, and the Company’s 2015 Annual Report are available on the internet at: http://www.proxyvote.com.

Copies of the Company’s Annual Report containing audited financial statements of the Company for the fiscal year ended December 31, 2015, are being mailed together with this proxy statement to all shareholders entitled to vote at the Meeting.

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OUTSTANDING SHARES AND VOTING RIGHTS

Only holders of record of shares of Common Stock as of the close of business on April 25, 2016 (the “Record Date”) are entitled to vote at the Meeting. On the Record Date, there were 18,593,013 shares of Common Stock outstanding and entitled to be voted at the Meeting. As of the Record Date, there were 399 holders of record of the Common Stock. Each outstanding share of Common Stock as of the Record Date is entitled to one (1) vote on all matters to be acted upon at the Meeting. A complete list of shareholders of record entitled to vote at the Meeting will be available for inspection by any shareholder for any purpose germane to the Meeting for 10 days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 25 Eastmans Road, Parsippany, New Jersey 07054.

Most of the Company’s shareholders beneficially hold their shares through a stock brokerage account, bank or other nominee, rather than as a holder of record directly in their own name. There are some distinctions between shares held as a holder of record and those beneficially owned. If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the holder of record, and these proxy materials have been sent directly to you. As the holder of record, you have the right to grant your voting proxy directly to the persons named on the enclosed proxy card or to vote in person at the Meeting. A proxy card is enclosed with this proxy statement for your use. If your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the holder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Meeting. However, since you are not the holder of record, you may not vote these shares in person at the Meeting. Your broker or nominee has enclosed a voting instruction card with this proxy statement for your use in directing the broker or nominee how to vote your shares. Shares of Common Stock held in street name may be voted in person by you only if you obtain a signed proxy from the holder of record giving you the right to vote the shares. If you wish to vote such shares in person at the Meeting, you must bring to the Meeting the signed proxy from the holder of record giving you the right to vote in person.

Attendance at the Meeting is generally limited to our shareholders and their authorized representatives. All shareholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Meeting in person. In addition, if you hold shares of Common Stock in “street name” and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on the Record Date for the Meeting. However, those who hold shares in “street name” cannot vote their shares at the Meeting without a legal proxy.

Shares of Common Stock represented by proxies that are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

• FOR the election of the board of directors’ nominees for director;

• FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

• FOR the approval of the advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.

If other matters are properly presented at the Meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, our

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Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the Meeting.

Any shareholder giving a proxy has the power to revoke such proxy at any time before it is voted by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date, or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

A quorum is required for the Company’s shareholders to conduct business at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Meeting (a majority of the outstanding shares of the Company’s common stock as of the Record Date) will constitute a quorum, permitting us to conduct the business of the Meeting. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the Meeting, submit your vote promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend. Abstentions and “broker non-votes” (described below) will be counted for purposes of determining whether there is a quorum for the transaction of business at the Meeting.

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy). Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes, see below) will not be counted toward such nominee’s achievement of a plurality, but will be counted for quorum purposes.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the 2016 calendar year. See below for a discussion of the effect of abstentions and broker non-votes.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for approval of the advisory (non-binding) resolution with respect to the compensation of the Company’s named executive officers. See below for a discussion of the effect of abstentions and broker non-votes.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal, usually because the nominee has not received voting instructions from the beneficial owner in a timely fashion and does not have discretionary voting power with respect to that matter because it is considered non-routine. Under the current rules of the New York Stock Exchange, brokers have discretionary authority with respect to the ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the 2016 calendar year, and may therefore vote your shares with respect to such proposal if such broker does not receive instructions from you. However, brokers or other nominees may not exercise discretionary voting power with respect to any of the other matters to be considered at the Meeting, as each of such other matters are considered to be non-routine. Therefore, if a broker or other nominee has not received voting instructions from the beneficial owner with respect to either proposal 1 regarding the election of directors or proposal 3 regarding the compensation of our named executive officers, such nominee cannot vote the relevant shares on the proposal(s) for which no voting instructions have been received. As a result, it is important that you provide appropriate instructions to your brokerage firm with respect to your vote.

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Effect of Abstentions and Broker Non-Votes: If your shares are treated as an abstention or broker non-vote, your shares will only be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will not be considered in determining the number of votes cast on a particular matter. Therefore, with respect to proposal number 2, abstentions and broker non-votes will be excluded when calculating the number of votes cast on the matter.

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PROPOSAL 1
ELECTION OF DIRECTORS

General

The Company’s by-laws provide that the Company’s board of directors shall consist of up to nine members. The number of directors constituting the Company’s board of directors, as determined by the Company’s board of directors, is currently fixed at six, and at present, there are six directors serving on the Company’s board of directors. At the Meeting, the Company’s shareholders will be asked to vote for the election of six nominees to serve on the Company’s board of directors until the next annual meeting of shareholders and until their respective successors are elected and qualified.

If a proxy is properly executed but does not contain voting instructions, it will be voted “FOR” the election of each of the nominees named below as a director of the Company. Proxies can be voted only for persons who are nominated in accordance with applicable law and the procedures set forth in the Company’s by-laws. Management has no reason to believe that any of the nominees named below will not be a candidate or will be unable to serve as a director. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxies may be voted for such substitute nominees as the Company’s board of directors may designate.

Director Nominees and Executive Officers of the Company

Set forth below are the names, ages and descriptions of the backgrounds, as of April 25, 2016, of each of the director nominees, all of whom are current directors and executive officers of the Company.

Name	Age	Position(s)

Alan L. Bazaar(1)(2)(4)	46	Chairman of the Board
Don C. Bell III(1)(2)(3)	47	Director
Joseph Garrity(1)(2)(4)	60	Director
Paul Genova(1)	60	Director and Chief Executive Officer
Mitchell Herbets(1)(3)	59	Director
Timothy Whelan(1)(3)(4)	50	Director
Robert Censullo	48	Chief Financial Officer and Secretary
Joseph Debold	61	Senior Vice President of Global Sales and Marketing

(1)	Director Nominee
(2)	Current Member of Nominations and Governance Committee
(3)	Current Member of Compensation Committee
(4)	Current Member of Audit Committee

Alan L. Bazaar, a director nominee, became a director of the Company in June 2013 and was elected Chairman of the board of directors in April 2014.  Mr. Bazaar is currently the Chief Executive Officer of Hollow Brook Wealth Management LLC, a position he has held since November 2013, where he is responsible for firm-wide operations, investment research, and portfolio management. Mr. Bazaar has served as a director of LoJack Corporation since March 2015 and as a director of Hudson Global Inc. since June 2015. Mr. Bazaar was formerly a director of NTS, and served from December 2012 until the completion of its sale in June 2014. From 2004 until April 2008, Mr. Bazaar has served as a director of Media Sciences International, Inc., which manufactured and distributed business color printer supplies and industrial ink applications in the United States. From July 1999 until December 2009, Mr. Bazaar was a Managing Director and Portfolio Manager at Richard L. Scott Investments, LLC where he co-managed the public equity portfolio and was responsible for all elements of due diligence. Previously, Mr. Bazaar served as a director of Airco Industries,

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Inc., a privately held manufacturer of aerospace products, and was employed by Arthur Andersen LLP in the Assurance and Financial Buyer’s Practices group and in the Business Fraud and Investigation Services Unit.  Mr. Bazaar received an undergraduate degree in History from Bucknell University and a Master of Business Administration from the Stern School of Business at New York University.  Mr. Bazaar is also a Certified Public Accountant. The Company believes that Mr. Bazaar’s successful track record as an accomplished business leader with significant experience as Chief Executive Officer and membership on public boards qualifies him to serve on the Company’s board of directors.

Don Carlos Bell, III, a director nominee, became a director of the Company in June 2014. Mr. Bell has been the owner and general partner of Tidal Capital LLC since April 2011, and President of Trigg Partners since August 2014. He was an independent director of TeleCommunication Systems Inc. from 2015 through its sale to Comtech Telecommunications in 2016, and Chairman of the Special Committee.  Mr. Bell was an independent director of NTS Communications from 2012 through the sale of the Company to Tower Three Partners in 2014, and a member of the Special Committee. He was President and Principal Owner of Tidal Research, LLC from 2007 to 2011. From 2003 to 2006, he served as Senior Vice President of Marketing and Corporate Development at IPC Systems, Inc. From 2001 to 2003, he was Vice President of Clearwire Technologies. From 1998 to 2001, he was an Investment Banker in the Mergers and Strategic Advisory Department of Goldman Sachs. Mr. Bell holds a Master’s Degree in Business Administration from The Wharton School, University of Pennsylvania, and graduated from St. John’s College with a BA in Classics. Mr. Bell’s operating, finance and public director experience in the Telecom and Technology industry qualify him to serve on the Company’s board of directors.

Joseph Garrity, a director nominee, became a director of the Company in July 2007. From 2011 to present, Mr. Garrity serves as the co-founder, COO/CFO of Salem Global Partners, Inc., a strategic recruiting and consulting company serving the financial services industry. Mr. Garrity served in various capacities from 1991 to 2005 including: Executive Vice President, Chief Financial Officer, Chief Operating Officer and Director of 4 Kids Entertainment, a New York Stock Exchange listed company at the time. For more than six years prior to such time, Mr. Garrity was a Senior Audit Manager for Deloitte & Touché LLP serving U.S. and multinational public companies. Mr. Garrity is a member of the advisory board of AGB Search, Inc., a higher education executive search firm, and a trustee of the Central Harlem Initiative for Learning and Development and Saint Michael’s College. Mr. Garrity has 24 years of experience in executive financial management and is a CPA and a member of the NYSSCPA’s and the AICPA. Mr. Garrity’s significant tenure as the chief financial officer of a public company, as well as his financial background, qualifies him to serve on the Company’s board of directors and as a financial expert on the Company’s audit committee.

Paul Genova, a director nominee, has served as the Company’s Chief Executive Officer, or CEO, and member of the board of directors since November 2009 and served as the Company’s Chief Financial Officer, or CFO, from September 2003 to September 2010. From March 2004 until July 2005, Mr. Genova served as a director of the Company and from September 2005 to January 2006, Mr. Genova served as interim Chief Executive Officer of the Company. From 1994 to February 2002, Mr. Genova served as Chief Financial Officer of Wilson Logistics, Inc., a supply chain management and industrial services provider. From 1985 to 1994, Mr. Genova worked with Deloitte & Touché LLP as a Senior Audit Manager, working with various global manufacturing companies. Mr. Genova is a CPA and has a Bachelor of Science degree in Accounting from Manhattan College. Mr. Genova’s extensive knowledge of the Company, his history as the Company’s CEO, as well as his extensive business and financial background, qualify him to serve on the Company’s board of directors.

Mitchell Herbets, a director nominee, became a director of the Company in June 2015. Mr. Herbets serves as the Managing Principal of Herbets Consulting LLC, a consulting company he formed in 2012. He currently serves as non-executive Chairman of Thales Defense and Security, Inc., a global technology company that provides advanced technology equipment to the U.S. defense and federal technology markets. From 2000 to 2010, Mr. Herbets served as the Chief Executive Officer and President of Thales. He

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joined Thales in 1987 and served in a number of senior executive positions, including leadership roles in program management, engineering, and business development prior to serving as Chief Executive Officer. Prior to joining Thales, Mr. Herbets’ career included four years of service with the U.S. Army with the final rank of Captain. He holds a Bachelor’s degree in Electrical Engineering from Lehigh University and a Master’s in Business Administration from George Washington University. Mr. Herbets’ experience as a chief executive officer, in addition to his significant technical expertise and background in the defense industry, qualifies him to serve on the Company’s board of directors.

Timothy Whelan, a director nominee, became a director of the Company in March 2015. Mr. Whelan currently serves as Managing Director of Echo Financial Business Consulting Group, a privately-held financial and operational consulting firm he co-founded in February 2014. Mr. Whelan has served as a director of Edgewater Technology, Inc. since March 2016. Mr. Whelan served as President and Chief Operating Officer of IPC Systems, Inc. from 2009 to 2013. Mr. Whelan served as Executive Vice President and Chief Financial Officer of IPC Acquisition Corp./IPC Systems Holdings Corp. from 2001 to 2009 and also served as its Principal Accounting Officer from 2001 to 2009. From July 2000 to December 2001, Mr. Whelan served as Divisional Chief Financial Officer of Global Crossing’s Financial Markets division. From May 1999 to June 2000, Mr. Whelan served as Vice President of Finance at IPC Information Systems, Inc. and IXnet. Mr. Whelan is a certified public accountant and previously worked for Ernst & Young from 1992 to 1999. He previously spent four years as a U.S. Naval Officer. He has a Bachelor of Science degree in Accounting from Villanova University. Mr. Whelan’s significant tenure as Chief Financial and Chief Operating Officer, his experience managing all aspects of the financial management of a company, as well as his experience in IT services, technology and telecommunications industries, qualifies him to serve on the Company’s board of directors.

Robert Censullo has served as the Company’s Chief Financial Officer, or CFO, since June 2013. Mr. Censullo served as the Company’s Acting CFO from September 2010 to June 2013 and since November 2005 has served, and continues to serve, as the Company’s Corporate Secretary. From July 2007 to September 2010, Mr. Censullo held the position of Corporate Controller and from October 2005 to July 2007 held the position of Divisional Controller. From April 1999 to October 2005, Mr. Censullo held various financial positions within the Company, including Accounting Manager. Prior to such time, Mr. Censullo worked for Interim Technology, a division of Interim Services, Inc., as an accountant. Mr. Censullo has a Bachelor of Science degree in Accounting from Saint Peter’s University.

Joseph Debold has served as the Company’s Senior Vice President of Global Sales and Marketing since March 2011 and previously served as the Company’s Senior Vice President of Global Sales and Marketing in a non-executive officer role since joining the Company in April 2010. From 2009 to 2010, Mr. Debold served as a Vice President of Sales and Business Development at EXTOL International. In 2003, Mr. Debold founded, and served as President of, the consulting firm of Camelot, Inc. until his departure in 2009. Previous to that, Mr. Debold served in various sales, marketing and operating leadership roles at Relavis Corporation (part of Group Business Software AG), Worldtalk (part of Axway) and Candle Corporation (now part of IBM). Mr. Debold is a graduate of Fordham University’s MBA School and Manhattan College.

There are no family relationships among any of the director nominees, current directors or executive officers of the Company.

Independence of Directors

We apply the standards of the NYSE MKT LLC (the “NYSE MKT” or the “New York Stock Exchange”), the stock exchange upon which our Common Stock is listed in the United States, for determining the independence of the members of our board of directors and board committees. The Company’s board of directors has determined that all of the Company’s directors, except Mr. Genova, are currently “independent” in accordance with the applicable listing standards of the New York Stock Exchange as currently in effect.

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Under applicable New York Stock Exchange rules, Mr. Genova is not considered independent because he presently serves as the Company’s CEO.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2015, the Company’s board of directors held eight meetings. The board of directors has an Audit Committee, a Compensation Committee, a Nominations and Governance Committee, and a Strategic Planning and Operating Committee. During the fiscal year ended December 31, 2015, the Audit Committee held four meetings, the Compensation Committee held six meetings and the Nominations and Governance Committee held one meeting. The new Strategy Planning and Operating Committee was formed in November 2015 and did not hold any formal meetings in 2015. During the fiscal year ended December 31, 2015, no director attended fewer than 75% of the aggregate of the total number of meetings of the Company’s board of directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Company’s board of directors on which he served (held during the period that he served).

Corporate Governance Guidelines and Committees of the Board of Directors

Our board of directors maintains a formal statement of its responsibilities and corporate governance guidelines to ensure effective governance in all areas of its responsibilities. Our corporate governance guidelines, as adopted in April 2013, are available on our website at www.wtcom.com by clicking on the tab “Investor Relations,” and then the “Corporate Governance Guidelines” link. The guidelines are reviewed periodically and revised as appropriate to reflect the dynamic and evolving processes relating to corporate governance, including the operation of the board of directors.

The Company’s board of directors has also adopted a written charter for each of the Audit Committee, the Compensation Committee, and the Nominations and Governance Committee. Each charter is available on the Company’s website at www.wtcom.com by first clicking on the tab “Investor Relations”, then clicking on the tab “Corporate Governance” and then the appropriate link for each committee charter. Except to the extent expressly stated otherwise, information contained on or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this proxy statement.

The Audit Committee serves at the pleasure of the Company’s board of directors, and is authorized to: review proposals of the Company’s auditors regarding annual audits, recommend the engagement or discharge of the auditors, review recommendations of such auditors concerning accounting principles and the adequacy of internal controls and accounting procedures and practices, review the scope of the annual audit, approve or disapprove each professional service or type of service other than standard auditing services to be provided by the auditors, and review and discuss the audited financial statements with the auditors.

Before an independent public accounting firm is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and non-audit related services by our independent registered public accounting firm. During our fiscal year ended December 31, 2015, no services were provided to us by our independent registered public accounting firm other than in accordance with the pre-approval procedures described herein.

During the fiscal year ended December 31, 2015, the members of the Audit Committee were Messrs. Henry L. Bachman, Alan L. Bazaar, Joseph Garrity and Timothy Whelan. Mr. Bachman served on the Audit Committee until his retirement on June 10, 2015. Mr. Whelan became a member of the Audit Committee in June 2015.

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The Company’s board of directors has determined that each of Messrs. Bazaar, Garrity and Whelan currently meet the independence criteria set forth in the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission, or SEC, for audit committee membership. The board of directors has also determined that all current members of the Audit Committee possess the level of financial literacy required by applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). The Company’s board of directors has determined that Joseph Garrity is qualified as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee serves at the pleasure of the Company’s board of directors, and is authorized to establish salaries, incentives and other forms of compensation for officers, directors and certain key employees and consultants, administer the Company’s various incentive compensation and benefit plans and recommend policies relating to such plans. The members of the Compensation Committee during the fiscal year ended December 31, 2015 were Messrs. Whelan, Bell, Garrity, Herbets and Bachman, a director of the Company until his retirement in June 2015. Mr. Garrity was a member of the Compensation Committee from January 2015 until June 2015. Mr. Herbets became a member of the Compensation Committee in June 2015. Mr. Whelan became a member of the Compensation Committee in June 2015. The board of directors has determined that each of Messrs. Bell, Herbets and Whelan, is currently independent for purposes of the applicable New York Stock Exchange rules.

The Nominations and Governance Committee serves at the pleasure of the Company’s board of directors, and oversees the process for performance evaluations of each of the committees of the board of directors and is responsible for overseeing matters of corporate governance, including evaluation of the performance and practices of the Company’s board of directors and review and recommended changes to our corporate governance guidelines. It is also within the charter of the Nominations and Governance Committee to review the Company’s management succession plans and executive resources. In addition, the Nominations and Governance Committee reviews possible candidates for the Company’s board of directors and recommends the nominees for directors to the board for approval as described in greater detail below. The members of the Nominations and Governance Committee during the fiscal year ended December 31, 2015 were Messrs. Bachman, until his retirement in June 2015, Bazaar, Bell, and Garrity. Mr. Bell became a member of the Nomination and Governance Committee in June 2015. The board of directors has determined that each of Messrs. Bazaar, Bell and Garrity are currently independent for purposes of the applicable New York Stock Exchange rules.

In November 2015, the Company’s board of directors formed a new Strategy Planning and Operating Committee. The Strategy Planning and Operating Committee, serves at the pleasure of the Company’s board of directors and was formed to assist the board of directors in fulfilling its responsibilities relating to the development and execution of the Company’s short and long-term strategic plans, and the review, evaluation, and approval of potential strategic transactions. The initial members of the Strategy Planning and Operating Committee are Mr. Timothy Whelan, as the chairman, and Mr. Mitchell Herbets.

Code of Business Conduct and Ethics

The Company’s board of directors has adopted a Code of Business Conduct and Ethics (the “Code”) that outlines the principles of legal and ethical business conduct under which the Company does business. The Code, which is applicable to all directors, employees and officers of the Company, is available at the Company’s website at www.wtcom.com. Any substantive amendment or waiver of the Code may be made only by the Company’s board of directors or a committee of the board of directors, and will be promptly disclosed to the Company’s shareholders on its website. In addition, disclosure of any waiver of the Code will also be made by the filing of a Current Report on Form 8-K with the SEC in accordance with the requirements thereof.

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Director Nominations

The Nominations and Governance Committee is responsible for, among other things, the selection, or the recommendation to the Company’s board of directors for selection, of nominees for election as directors. The Company’s board of directors determines whether the Nominations and Governance Committee shall make director nominations as a committee or make recommendations to the board of directors with respect to director nominations. In selecting candidates for appointment or re-election to the board of directors, the Nominations and Governance Committee considers the following criteria:

•	Personal and professional ethics and integrity, including a reputation for integrity and honesty in the business community.

•	Experience as an executive officer of companies or as a senior leader of complex organizations, including scientific, government, educational, or large not-for-profit organizations. The committee may also seek directors who are widely recognized as leaders in the fields of technology, wireless systems, or business generally, including those who have received awards and honors in their field.

•	Financial knowledge, including an understanding of finance, accounting, the financial reporting process, and company measures for operating and strategic performance.

•	Possess the fundamental qualities of intelligence, perceptiveness, fairness, and responsibility.

•	Ability to critically and independently evaluate business issues, contributing diverse perspectives or viewpoints, and making practical and mature judgments.

•	A genuine interest in the Company, and the ability to spend the time required to make substantial contributions as a director.

•	No conflict of interest or legal impediment that would interfere with the duty of loyalty to the Company and its shareholders.

Directors should have varied educational and professional experiences and backgrounds that, collectively, provide meaningful guidance and counsel to management. Diversity of background, including gender, race, ethnic or national origin, age, and experience in business, government, education, international experience and other areas relevant to the Company’s business are factors in the selection process. As a company, we are committed to creating and sustaining a culture of inclusion and fairness. In addition, the Nominations and Governance Committee reviews the qualifications of the directors to be appointed to serve as members of the Audit Committee to ensure that they meet the financial literacy and sophistication requirements under New York Stock Exchange rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

If the Nominations and Governance Committee believes that the Company’s board of directors requires additional candidates for nomination, the Nominations and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates and will consider recommendations from the Company’s directors and officers.

Shareholder Nominations of Directors

Shareholders may nominate persons for election to our board of directors at a meeting of shareholders in the manner provided in our By-laws, which include a requirement to comply with certain notice procedures. Nominations shall be made pursuant to written notice addressed to our principal executive

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offices set forth on page 1 of this proxy statement, and for the Annual Meeting of Shareholders in 2017, must be received not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2016 Annual Meeting of Shareholders, or no later than March 10, 2017 and no earlier than February 9, 2017.

Board Leadership Structure and Role in Risk Oversight

The board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing the appropriate level of risk for the Company. For example, the board of directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, operational risks and financial risks, among others. The board of directors also delegates oversight to board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s Independent Registered Public Accounting Firm. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department. The Audit Committee also assists the board of directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department and Independent Registered Public Accounting Firm to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code and by directly monitoring the Company’s whistleblower hotline.

The Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy as is further described in the Executive Compensation section below. The Company believes its compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominations and Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, leadership structure and membership on the committees of the board of directors.

The Company separates the roles of CEO and Chairman of the board of directors in recognition of the differences between the two roles. Additionally, having an independent director serve as the Chairman of the board of directors is an important aspect of the Company’s corporate governance policies. All of the members of the board of directors are “independent” within the standards of the NYSE, except Mr. Genova, our CEO. Our board of directors receives periodic presentations from our executive officers regarding our compliance with our corporate governance practices. While our board of directors maintains oversight responsibility, management is responsible for our day-to-day risk management processes. Our board of directors believes this division of responsibility is an effective approach for addressing the risks we face. The independent members of our board of directors, as defined by SEC rules and NYSE listing standards, meet in executive sessions in conjunction with regularly scheduled quarterly board meetings. Mr. Alan Bazaar presided over the executive sessions in 2015.

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Certain Legal Proceedings

None of our directors or executive officers, nor any associate of such individual, are parties in a material legal proceeding adverse to us or any of our subsidiaries nor do any such individuals have a material interest adverse to us or any of our subsidiaries.

Communications by Shareholders with Directors

The Company encourages shareholder communications to the Company’s board of directors and/or individual directors. Shareholders who wish to communicate with the Company’s board of directors or an individual director should send their communications to the director(s) care of Paul Genova, Chief Executive Officer, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054; or Fax: (973) 386-9191. Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit Committee. All other communications should be sent to the attention of the Chairman of the Nominations and Governance Committee. Mr. Genova will maintain a log of such communications and will transmit as soon as practicable such communications to either the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, as applicable, or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by Mr. Genova.

Director Attendance at Annual Meetings

The Company will make every effort to schedule its annual meeting of shareholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend the Company’s annual meeting of shareholders. Other than Mr. Bachman whose directorship terminated as of the 2015 annual meeting, all of our directors who were then incumbent attended the Company’s 2015 annual meeting of shareholders. All directors and director nominees are expected to attend the Meeting.

Vote Required and Recommendation of the Company’s Board of Directors

The terms of each of the Company’s incumbent directors will expire on the date of the Meeting. Accordingly, six persons are to be elected to serve as members of the Company’s board of directors at the Meeting. Management’s nominees for election by the Company’s shareholders to those six positions are Alan L. Bazaar, Don C. Bell III, Joseph Garrity, Paul Genova, Mitchell Herbets and Timothy Whelan. Please see “Director Nominees, Current Directors and Executive Officers of the Company” above for information concerning each of the nominees.

If a quorum is present at the Meeting, the six nominees for directors receiving the highest number of votes cast “FOR” will be elected as directors of the Company, each to serve until the next annual meeting of the Company’s shareholders or until their respective successors are elected and qualified.

The Company’s board of directors unanimously recommends that you vote “FOR” the election of each of the nominees named above to the Company’s board of directors. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

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AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors, as defined in the listing standards of the New York Stock Exchange, and operates under a written charter adopted by the board of directors. The current members of the Company’s Audit Committee are Joseph Garrity, Alan L. Bazaar and Timothy Whelan.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2015. The information contained in this report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015:

(1)	The Audit Committee reviewed and discussed the audited financial statements with management;

(2)	The Audit Committee discussed with PKF O’Connor Davies, LLP (“PKF”), the Company’s independent registered public accounting firm, the matters required to be communicated by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 “Communications with Audit Committees”; and

(3)	The Audit Committee reviewed the written disclosures and the letter from PKF required by applicable requirements of PCAOB Ethics and Independence Rule 3526, “Communicating with Audit Committees Concerning Independence”, regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC.

AUDIT COMMITTEE

Joseph Garrity
Alan L. Bazaar
Timothy Whelan

Dated: April 28, 2016

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EXECUTIVE COMPENSATION

Overview

The goal of our named executive officer compensation program is the same as our goal for operating the Company—to create long-term value for our shareholders. Toward this goal, we have designed and implemented our compensation programs for our named executive officers (Messrs. Genova, Censullo and Debold) to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary and bonuses, equity incentive compensation, retirement and other benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Compensation Objectives

Performance. Our three executives who are identified in the Summary Compensation Table below (whom we refer to as our named executive officers) had a combined total of 34 years with our Company at the end of December 2015, during which they have held different positions and been in some cases promoted to increasing levels of responsibility. Key elements of compensation that depend on the named executive officer’s performance include:

•	a discretionary cash bonus that is based on an assessment of his performance against pre-determined quantitative and qualitative measures within the context of the Company’s overall performance; and

•	equity incentive compensation in the form of stock options and restricted stock, which are subject to vesting requirements that depend on the applicable named executive officer or the Company meeting specific performance objectives and require continued service by the named executive officer with the Company.

Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our equity incentive compensation is focused on motivating and challenging each named executive officer to achieve superior, longer-term, sustained results.

Alignment. We seek to align the interests of the named executive officers with those of our investors by evaluating executive performance on the basis of key financial measurements which we believe closely correlate to long-term shareholder value, including revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return. We believe that our equity incentive compensation awards align the interests of the named executive officers with the interests of our shareholders because we have structured the vesting of the awards to relate to achieving specific performance objectives and the total value of the awards corresponds to stock price appreciation.

Retention. We attempt to retain our executives by using continued service as part of the vesting terms of our equity compensation awards.

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Implementing Our Objectives

Determining Compensation. Our Compensation Committee relies upon its judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against predetermined established goals, relating to leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions for the named executive officers include:

•	key financial measurements such as revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for the Company, including improved productivity, simplification and risk management;

•	achieving excellence in their organizational structure and among their employees; and

•	supporting our values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as commitment to community leadership and diversity.

We generally do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics, including elements intended to reflect the performance of our shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

No Employment Agreements. With the exception of the Severance Agreements described in this proxy statement, our named executive officers do not have any additional employment, severance or change-of-control agreements. Our named executive officers serve at the will of the board of directors, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s performance-based employment and compensation philosophy. In addition, our policies on employment, severance and retirement arrangements help retain our

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executives by subjecting to forfeiture significant elements of compensation that they have accrued over their careers at our company if they leave the Company prior to retirement.

Role of Compensation Committee and CEO. The Compensation Committee of our board has primary responsibility for overseeing the design, development and implementation of the compensation program for the CEO and the other named executive officers. The Compensation Committee evaluates the performance of the CEO and recommends to all independent directors the CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee together assess the performance of the other named executive officers and the Compensation Committee determines their compensation, based on initial recommendations from the CEO. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

Role of Compensation Consultants. We did not use the services of any compensation consultant in matters affecting senior executive or director compensation in 2014 or 2015. However, we have engaged with compensation consultants in the past and either the Company or the Compensation Committee may engage or seek the advice of compensation consultants in the future.

Equity Grant Practices. The exercise price of each stock option awarded to our named executive officers under our current long-term equity incentive plan is the closing price of our stock on the date of grant. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company. We prohibit the re-pricing of stock options. Restricted stock awards for our named executive officers and our stock option awards typically provide for vesting based upon the Compensation Committee’s or the board of director’s determination of the Company’s achievement of certain financial milestones. The vesting structure of our equity grants is intended to further our goal of executive retention by providing an incentive to our senior executives to remain in our employ during the vesting period.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).

Potential Impact on Compensation from Executive Misconduct. If the board determines that an executive officer has engaged in fraudulent or intentional misconduct, the board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as it deems appropriate and permissible in accordance with applicable law. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

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Measures Used to Achieve Compensation Objectives

Annual cash compensation

Base salary. Base salaries for our named executive officers depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside the Company. Base salaries are reviewed approximately every 12 months, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives. This strategy is consistent with the Company’s primary intent of offering compensation that, in significant part, is contingent on the achievement of performance objectives.

Bonus. In April 2015, the Compensation Committee adopted an Officer Incentive Compensation Plan, or the Bonus Plan. The Bonus Plan is an incentive program designed to (i) attract, retain and motivate the executives required to manage the Company, (ii) promote the achievement of rigorous but realistic annual financial goals and (iii) encourage intensive fact-based business planning. The Compensation Committee is authorized to interpret the Bonus Plan, establish, amend or rescind any rules and regulations relating to the Bonus Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan.

Pursuant to the terms of the Bonus Plan, the Compensation Committee has the authority to select the Company’s employee’s that are eligible to participate in the Bonus Plan, who are referred to as participants. Each participant will be assigned a target award that is expressed (i) as a specified maximum bonus amount of cash, (ii) as a percentage of base salary as in effect on the first day of the applicable fiscal year or (iii) in such other manner as determined by the Compensation Committee. The Bonus Plan affords the Compensation Committee the full power and authority to establish the terms and conditions of any award and to waive any such terms or conditions at any time.

The payment of a target award is conditioned on the achievement of certain performance goals established by the Compensation Committee with respect to a participant. Bonuses paid under the Bonus Plan, if any, are based upon an annual performance period, corresponding to each fiscal year. For each performance period, participants are eligible to receive a potential bonus payment based on the participant’s and the Company’s achievement, respectively, of individual management objectives and corporate financial performance elements. Under certain circumstances, the Compensation Committee is authorized to adjust or modify the calculation of any performance goal set for a participant. Furthermore, the Compensation Committee determines the amount of the award for the applicable performance period for each participant. Under the terms of the Bonus Plan, the Compensation Committee also retains the right to reduce the amount of or totally eliminate an award to a participant if it determines that such a reduction or elimination is appropriate.

Awards under the Bonus Plan, if any, will be distributed in lump sum cash payments following the Compensation Committee’s determination of such award. All payments under the Bonus Plan are contingent on satisfactory service through the last date of any applicable performance period, except as described in the Bonus Plan in the event of termination due to death, disability or retirement.

Prior to the adoption of the Bonus Plan, the CEO reviewed with the Compensation Committee the Company’s estimated full-year financial results against the financial, strategic and operational goals established for the year, and the Company’s financial performance in prior periods. After reviewing the final full year results, the Compensation Committee and the board of directors approved total bonuses that were awarded from the maximum fund available based on the achievement of previously agreed to management objectives and final full-year financial performance. If applicable, bonuses were paid in the months of March or April following our December 31 fiscal year end.

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The base salaries paid, and the annual bonuses awarded, to the named executive officers in 2015 and 2014 are shown in the Summary Compensation Table below and are discussed in the footnotes and the section entitled “Compensation for the Named Executive Officers in 2015 and 2014” following the Summary Compensation Table.

Equity Awards

The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our shareholders’ and retain the executives through the term of the awards. We consider the grant size and the appropriate combination of stock options or restricted stock when making award decisions. Equity-based awards are made pursuant to the Company’s equity incentive plans. Our current equity-based employee compensation plan, the 2012 Incentive Compensation Plan, which we refer to as the 2012 Plan, was initially ratified by our shareholders in June 2012, and subsequently amended by the Company and ratified and approved by our shareholders in 2014 to provide for additional shares of Common Stock for future grants under the plan. We regard the 2012 Plan as a key retention tool. Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with an award.

The Compensation Committee considers cost to the Company in determining the form of award and, as a result, typically grants stock options and restricted shares. In determining the size of an option or restricted stock grant to a named executive officer, both upon initial hire and on an ongoing basis, our Compensation Committee considers competitive market factors, the size of the equity incentive plan pool, cost to the Company, the level of equity held by other officers and individual contribution to corporate performance. Although there is no set target ownership level for options or stock, the Compensation Committee recognizes that the equity based component ensures additional focus by the named executive officers on stock price performance and enhances executive retention. The exercise price of stock options is tied to the fair market value of our Common Stock on the date of grant and such options typically vest when performance targets, pre-determined by our board, are achieved.

There is no set formula for the granting of awards to individual executives or employees. The number of options and shares of restricted stock awarded may vary up or down from year-to-year.

Equity incentive compensation is based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s future success. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of our stock.

No equity compensation was awarded to any of our named executive officers in 2015 and 2014. However, in 2014 management determined that vesting of equity compensation awarded in 2013 was probable of being achieved. As a result, the grant date fair value of such equity compensation is included in the Summary Compensation Table below in 2014. See the footnotes to the Summary Compensation Table and the section entitled “Compensation for the Named Executive Officers in 2015 and 2014” following the Summary Compensation Table for further discussion regarding such equity compensation grants.

Other Compensation

The amounts set forth in the summary compensation table below under the caption “Other Compensation” with respect to an applicable named executive officer includes the total estimated value of the premium paid on group term life insurance and accidental death and dismemberment insurance, the matching contribution of the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan and the total estimated use of Company automobiles.

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Summary Compensation Table for 2015 and 2014

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2015 and 2014 to our CEO and our other most highly compensated executive officers who were serving as executive officers on December 31, 2015. We refer to these officers as our “named executive officers.”

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul Genova Chief Executive Officer	2015 2014	275,000 260,000	30,000 168,700	— 74,400	— 365,300	16,600 16,800	321,600 885,200
Robert Censullo Chief Financial Officer and Secretary	2015 2014	155,000 150,000	14,300 77,900	— 19,500	— 91,300	28,100 28,000	197,400 336,700
Joseph Debold	2015	250,000	24,300	—	—	31,200	305,500
Senior Vice President of Global Sales and Marketing	2014	234,000	132,700	46,000	228,000	32,400	673,100

(1)	The amounts in this column were calculated based on the grant date fair value of our Common Stock, in accordance with FASB ASC Topic 718. In 2013, Messrs. Genova, Censullo and Debold were awarded 42,000, 11,000 and 26,000 shares of performance-based restricted Common Stock, respectively. In 2014, management determined the performance targets were probable of being achieved in the future, which resulted in the Company’s inclusion of the fair value of such awards in the table above. The calculated aggregate grant date fair value of these performance based grants, assuming that the highest level of performance conditions are achieved, is approximately $140,000.

(2)	In 2013, Messrs. Genova, Censullo and Debold were awarded 400,000, 100,000 and 250,000 shares of performance-based stock options, respectively, (at an exercise price of $1.77 per share). These restricted shares and options only vest upon the earlier to occur of: (a) the date on which our board of directors determines that certain financial performance targets have been achieved; or (b) the date on which a “Change of Control” (as defined in the Restricted Stock Agreements dated August 19, 2013) of the Company is consummated. In 2014, management determined the performance targets were probable of being achieved in the future, which resulted in the Company’s inclusion of the fair value of such awards in the table above. The calculated aggregate grant date fair value of these performance-based grants, assuming the highest level of performance conditions are achieved, is approximately $685,000. The amounts in this column represent the compensation expense recognized in 2014 calculated based on the grant date fair value of our Common Stock in accordance with FASB ASC Topic 718. The grant date fair value of the options was estimated using the Black-Scholes option pricing model.

(3)	The amounts shown in this column reflect for each named executive officer the total estimated value of the use of a Company automobile, the premium paid on group term life insurance and accidental death and dismemberment insurance, and the Company’s matching contribution under the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan.
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Compensation for the Named Executive Officers in 2015 and 2014

The total compensation paid to the Company’s named executive officers for the year ended December 31, 2015 was significantly reduced from the compensation paid to such officers with respect to the year ended December 31, 2014. Specifically, the total 2015 compensation paid to Messrs. Genova, Censullo and Debold was reduced by 64%, 41% and 55%, respectively, as compared to their 2014 total compensation. These reductions resulted primarily from the Company’s failure to meet various financial targets established by the Compensation Committee for the years ended December 31, 2015. Set forth are details regarding the primary elements of the named executive officer’s total 2015 and 2014 compensation: base salary, bonus and equity compensation.

Base salaries.

The Compensation Committee increased the 2015 base salaries for Messrs. Genova, Debold and Censullo by 5.8%, 6.8% and 3.3%, respectively, over their 2014 salary levels. In determining the 2015 base salaries for each of the named executive officers for 2015, the Compensation Committee considered various factors, including the named executive officer’s 2014 performance against his management objectives, the Company’s 2014 financial performance, and historical peer group compensation data for various offices, as well as Company’s financial performance targets set forth in its 2015 budget.

Bonus.

In early 2015, the Compensation Committee determined management objectives, or MBOs, for each named executive officer and year-end financial performance targets for the Company in accordance with the Bonus Plan. Following the completion of the fiscal year ended December 31, 2015, the Compensation Committee reviewed the 2015 performance of each of the named executive officers and the Company, in relation to the various MBOs and financial performance targets. A component of each named executive’s bonus performance target reflected achievement of the individual MBOs, generally subject to achievement of minimum financial performance targets, and a portion was tied to the Company’s achievement of the financial performance targets.

The MBO bonus component, which represented 30% of each named executive officer’s 2015 target bonus amount, was based on the Compensation Committee’s quantitative assessment of the named executive officer’s achievement of specific, agreed to, MBO elements as established pursuant to the Bonus Plan. Furthermore, for purposes of the 2015 bonus targets under the Bonus Plan, the Compensation Committee determined that most of the MBO bonus component would not be achievable if the Company did not achieve minimum financial performance thresholds, notwithstanding the level of achievement reached on the various MBOs.

The financial performance bonus component of the 2015 bonus targets, which represented 70% of each named executive officer’s 2015 target bonus amount, was based on the Company’s achievement of revenue, EBITDA, and segment sales targets established by the Compensation Committee with input from management. Upon review following the fiscal year ended December 31, 2015, the Compensation Committee determined that the named executive officers would not be awarded the financial performance component of the target 2015 bonus because the Company’s revenue, EBITDA and segment sales for 2015 declined compared to 2014 and the Company’s 2015 EBITDA did not reach the minimum percentage of the target amount that was established by the Compensation Committee.

Although the financial performance bonus component of the 2015 bonus target was not awarded to the named executive officers as a result of the Company’s failure to reach the 2015 financial performance, the Compensation Committee awarded small 2015 bonuses based upon the named executive officer’s achievement of a substantial percentage of their MBOs. Specifically, the Compensation Committee determined that (i) the named executive officers had addressed and advanced 90% of the 2015 MBOs and

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attained 50%-75% achievement levels with respect to most of their MBOs. The Compensation Committee also noted the importance of retaining and incentivizing the named executive officers as the Company faces more challenges in 2016, amidst an overall downturn in the telecommunications market.

For the fiscal year ended December 31, 2015, Mr. Genova received bonus compensation of $30,000, as compared to a bonus of $168,700 for the fiscal year ended December 31, 2014. In determining Mr. Genova’s bonus compensation for 2015, the Compensation Committee considered Mr. Genova’s achievement of his 2015 MBO’s, including his leadership in establishing a strategic plan with DAS development, improving laboratory production, and establishing an EMEA distribution center.

For the fiscal year ended December 31, 2015, Mr. Debold received bonus compensation of $24,300, as compared to a bonus of $132,700 for the fiscal year ended December 31, 2014. Mr. Debold’s compensation for the 2015 fiscal year was based on his achievement of his 2015 MBOs, including his work in expanding the Company’s EMEA sales capability, improving the Company’s test and measurement segment performance through the recruitment of a dedicated product manager, and formulating and conducting a survey of the Company’s various customers, which provided valuable feedback on the Company’s products and services.

For the fiscal year ended December 31, 2015, Mr. Censullo received bonus compensation of $14,300, as compared to a bonus of $77,900 for the fiscal year ended December 31, 2014. In determining Mr. Censullo’s bonus compensation for 2015, the Compensation Committee considered his performance against his 2015 MBO’s, including his efforts in improving the Company’s test and measurement inventory turnover and accounts receivable turnover, and decreasing the Company’s accounts payable turnover.

During the fiscal year ended December 31, 2014, each of the named executive officers met most of his respective MBO’s and the Company met a substantial percentage of its financial performance targets.

Equity Awards.

None of our named executive officers received equity compensation in 2015 or 2014.

However, all three of our named executive officers received grants of restricted stock awards and stock options in 2013. Messrs. Genova, Debold and Censullo were granted 42,000, 26,000 and 11,000 shares of restricted common stock, respectively, on August 19, 2013. Additionally, in 2013, Messrs. Genova, Debold and Censullo were granted options to purchase 400,000, 250,000 and 100,000 shares of our common stock, respectively, at an exercise price of $1.77 per share.

During 2014, management determined the performance targets related to the restricted stock and stock option awards granted to all three of our named executive officers in 2013 were probable of being achieved in accordance with FASB ASC Topic 718. As a result, in accordance with applicable rules, the grant date fair value of such equity compensation is included in the Summary Compensation Table above for fiscal year 2014, notwithstanding the fact that such awards have not yet vested.

These restricted shares and options only vest upon the earlier to occur of: (a) the date on which our board of directors determines that certain financial performance targets have been achieved; or (b) the date on which a “Change of Control” (as defined in the Restricted Stock Agreements dated August 19, 2013) of the Company is consummated. We believe that this performance vesting schedule aids the Company in motivating and retaining our named executive officers, and provides shareholder value.

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Outstanding Equity Awards at Fiscal Year-End 2015

	Number of securities underlying		Number of securities underlying				Equity incentive plan awards: Number of unearned shares, units or other		Equity incentive plan awards: Market or payout value of unearned shares, units or other
	unexercised		unexercised		Option		rights		rights
	options		options		Exercise		that have		that have
	(#)		(#)		Price	Option	not vested		not vested
Name	exercisable		unexercisable		($)	Expiration Date	(#)		($)
Paul Genova			400,000	(a)	$1.77	8/19/2023	42,000	(j)	$ 0
	500,000	(b)			$0.78	11/24/2019
	220,000	(c)			$1.42	4/11/2018
	120,000	(d)			$2.72	4/18/2016
Robert Censullo			100,000	(e)	$1.77	8/19/2023	11,000	(j)	$ 0
	50,000	(f)			$0.75	11/08/2020
	10,000	(g)			$2.28	9/15/2016
Joseph Debold			250,000	(h)	$1.77	8/19/2023	26,000	(j)	$ 0
	300,000	(i)			$0.96	4/15/2020

(a)	400,000 common share options granted on 8/19/2013, which vest when certain performance milestones are achieved.

(b)	500,000 common share options granted on 11/24/2009, which are fully vested.

(c)	220,000 common share options granted on 4/11/2008, which are fully vested.

(d)	120,000 common share options granted on 4/18/2006, which were fully vested as of December 31, 2015, but have subsequently expired.

(e)	100,000 common share options granted on 8/19/2013, which vest when certain performance milestones are achieved.

(f)	50,000 common share options granted on 11/08/2010, which are fully vested.

(g)	10,000 common share options granted on 9/15/2006, which are fully vested.

(h)	250,000 common share options granted on 8/19/2013, which vest when certain performance milestones are achieved.

(i)	300,000 common share options granted on 4/15/2010, which are fully vested.

(j)	Restricted shares granted on 8/19/2013, which will vest when certain performance milestones are achieved.
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Option Exercises for 2015

None of the named executive officers exercised stock options during 2015.

Potential Payment upon Termination

Except as set forth below, the Company currently does not have any employment contracts or other similar agreements or arrangements with any of its named executive officers.

Genova Severance Agreement. The Company and Paul Genova, the Company’s CEO, executed the Genova Severance Agreement on December 10, 2012. The agreement with Mr. Genova provides that if Mr. Genova’s employment is terminated by the Company “without cause” or if Mr. Genova terminates his employment for “good reason,” then he will be entitled to receive (i) a lump-sum cash payment equal to 100% of his annual base compensation then in effect, plus the amount, in the good faith determination of the board of directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participates for a period of twelve months following his termination. If Mr. Genova obtains subsequent employment during such twelve-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. The terms of this agreement are valid through December 9, 2022.

Debold Severance Agreement. The Company and Joseph Debold, the Company’s Vice President of Global Sales and Marketing, executed the Debold Severance Agreement on December 10, 2012. The agreement with Mr. Debold provides that if Mr. Debold’s employment is terminated by the Company “without cause” or if Mr. Debold terminates his employment for “good reason,” in each case within eighteen (18) months of a Change in Control (as such term is currently defined in the 2012 Plan), then he will be entitled to receive (i) a lump-sum cash payment equal to 75% of his annual base compensation then in effect, plus the amount, in the good faith determination of the board of directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participates for a period of nine months following his termination. If Mr. Debold obtains subsequent employment during such nine-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. The terms of this agreement are valid through December 9, 2022.

Censullo Severance Agreement. The Company and Robert Censullo, the Company’s CFO, executed the Censullo Severance Agreement on June 14, 2013. The agreement with Mr. Censullo provides that if Mr. Censullo’s employment is terminated by the Company “without cause” or if Mr. Censullo terminates his employment for “good reason,” in each case within eighteen (18) months of a Change in Control (as such term is currently defined in the 2012 Plan), then he will be entitled to receive (i) a lump-sum cash payment equal to 50% of his annual base compensation then in effect, plus the amount, in the good faith determination of the board of directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participates for a period of six months following his termination. If Mr. Censullo obtains subsequent employment during such six-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. The terms of this agreement are valid through June 13, 2023.

Change of Control. As discussed above under the caption “Equity Awards” each of our named executive officers have been awarded stock option grants that have vested or that will vest and will become immediately exercisable upon achievement of certain financial metrics or the date on which a “Change-of-Control” of the Company occurs.

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Director Compensation for 2015

All non-employee directors receive an annual retainer of $20,000. The Chairman receives an additional annual retainer of $5,000 and the chairperson of each committee also receives an additional annual retainer for serving as chair as follows: Audit - $5,000; Compensation - $4,000; Nominations and Governance - $3,000; and Strategic Planning and Operating Committee - $60,000. Each director also receives an additional annual retainer for serving as a committee member as follows: Audit - $2,000; Compensation - $2,000; Nominations and Corporate Governance - $1,000; and Strategy Planning and Operating Committee - $10,000. The following summary compensation table sets forth the total compensation paid for the fiscal year ended December 31, 2015 to our directors.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (b)	Option ($) Awards (c)	Total ($)
Alan L. Bazaar	30,000	55,500	—	85,500
Don C. Bell III	22,500	55,500	—	78,000
Joseph Garrity	27,000	55,500	—	82,500
Paul Genova (a)	—	—	—	—
Mitchell Herbets	11,800	55,500	11,300	78,600
Timothy Whelan	23,000	55,500	98,100	176,600
Henry L. Bachman (d)	13,500	—	—	13,500

(a)	Mr. Genova does not receive compensation in his capacity as director, but his compensation as a named executive officer is disclosed above.

(b)	Represents the grant date fair value determined in accordance with ASC Topic 718 for the grants of Common Stock. In June 2015, the Company granted 20,000 shares of restricted Common Stock under the 2012 Plan to each of Messrs. Bazaar, Bell, Garrity, Herbets and Whelan. The shares of restricted stock granted to the applicable current directors will fully vest on the date of the Meeting in June 2016, subject to each director remaining in office through such vesting date. The aggregate number of shares of common stock relating to outstanding stock awards as of December 31, 2015 held by each of Messrs. Bazaar, Bell, Garrity, Herbets and Whelan was 20,000 shares. Mr. Bachman did not hold any stock awards as of December 31, 2015.

(c)	In November 2015, Messrs. Whelan and Herbets were awarded service-based stock options to acquire 130,000 and 15,000 shares of our Common Stock, respectively, for their service on the Strategic Planning and Operating Committee. The options vest in twelve equal installments over a period of three years. The calculated aggregate grant date fair value of these service-based stock options was approximately $109,400. The amounts in this column represent the compensation expense recognized in 2015 calculated based on the grant date fair value of our Common Stock in accordance with FASB ASC Topic 718. The grant date fair value of the options was estimated using the Black-Scholes option pricing model.

(d)	A former director of the Company.
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Our current non-employee directors(1) held the following unexercised options at fiscal year-end 2015:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alan L. Bazaar	—	—	—	—
Don C. Bell III	—	—	—	—
Joseph Garrity	80,000	—	$ 3.02	7/17/2017
Mitchell Herbets	—	15,000	$ 1.30	11/19/2025
Timothy Whelan	—	130,000	$ 1.30	11/19/2025

(1)	No Former director held any stock options at fiscal year-end 2015.
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Security ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the Company’s Common Stock owned as of April 25, 2016 by (i) each person who is known by the Company to beneficially own more than 5% of its outstanding Common Stock, (ii) each director and director nominee and each of the Company’s current named executive officers, and (iii) all executive officers and directors as a group without naming them. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 25, 2016, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Alan L. Bazaar (3) c/o Hollow Brook Wealth Management, LLC; 420 Lexington Avenue, Suite 2840, New York, NY 10170	1,954,942	10.5%

Don C. Bell III (4)	70,000	*

Joseph Garrity (5)	180,000	*

Mitchell Herbets (6)	22,000	*

Timothy Whelan (7)	32,040	*

Paul Genova (8) c/o Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054	997,144	5.4%

Robert Censullo (9)	76,000	*

Joseph Debold (10)	347,970	1.9%

All executive officers and directors as a group (8 persons)	3,680,096	19.8%

Hollow Brook Wealth Management, LLC; E. Wayne Nordberg; 420 Lexington Avenue, Suite 2840, New York, NY 10170 (11)	1,859,597	10.0%

Philip E. Richter, c/o Hollow Brook Wealth Management, LLC	1,883,314	10.1%
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420 Lexington Avenue, Suite 2840, New York, NY 10170 (12)

Horton Capital Partners, LLC; Horton Capital Management, LLC; Joseph M. Manko, Jr. 1717 Arch Street Suite 3920 Philadelphia, PA 19103 (13)	1,364,933	7.3%

*	Less than one percent.

(1)	Except as otherwise set forth in the footnotes below, all shares are directly beneficially owned, and the sole voting and investment power is held by the persons named.

(2)	Based upon 18,593,013 shares of Common Stock outstanding as of April 25, 2016.

(3)	Beneficial ownership includes 75,345 shares of Common Stock and 20,000 shares of restricted Common Stock that will vest on the date of the Meeting, June 8, 2016, provided that Mr. Bazaar’s services as a director of the Company continue through such date. Mr. Bazaar has sole voting and dispositive power with respect to such 95,345 shares. Beneficial ownership also includes 1,859,597 shares of common stock beneficially owned by Hollow Brook Wealth Management, LLC that are directly owned by its investment advisory clients, with respect to which Mr. Bazaar shares voting and dispositive power. Mr. Bazaar serves as Chief Executive Officer of Hollow Brook Wealth Management, LLC. Based on information set forth in a Schedule 13D, dated April 30, 2011 and filed with the SEC on January 19, 2016. See footnotes 11 and 12 below.

(4)	Beneficial ownership includes 50,000 shares of Common Stock and 20,000 shares of restricted Common Stock that will vest on the date of the Meeting, June 8, 2016, provided that Mr. Bell’s services as a director of the Company continue through such date.

(5)	Beneficial ownership includes 80,000 shares of Common Stock, 20,000 shares of restricted Common Stock that will vest on the date of the Meeting, June 8, 2016, provided that Mr. Garrity’s services as a director of the Company continue through such date, and 80,000 shares of Common Stock subject to options.

(6)	Beneficial ownership includes 2,000 shares of Common Stock and 20,000 shares of restricted Common Stock that will vest on the date of the Meeting, June 8, 2016, provided that Mr. Herbet’s services as a director of the Company continue through such date. Excludes 15,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days.

(7)	Beneficial ownership includes 12,040 shares of Common Stock and 20,000 shares of restricted Common Stock that will vest on the date of the Meeting, June 8, 2016, provided that Mr. Whelan’s services as a director of the Company continue through such date. Excludes 130,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days.

(8)	Beneficial ownership includes 115,144 shares of Common Stock, 42,000 shares of restricted common stock subject to vesting upon achievement of performance milestones, and 840,000 shares of Common Stock subject to options. Excludes 400,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days.

(9)	Beneficial ownership includes 5,000 shares of Common Stock, 11,000 shares of restricted stock subject to vesting upon achievement of performance milestones, and 60,000 shares of Common Stock subject to options. Excludes 100,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days.
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(10)	Beneficial ownership includes 21,970 shares of Common Stock, 26,000 shares of restricted common stock subject to vesting upon achievement of performance milestones, and 300,000 shares of Common Stock subject to options. Excludes 250,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days.

(11)	Hollow Brook Wealth Management, LLC, Mr. Bazaar, Mr. Norberg and Mr. Richter share voting and dispositive power with respect to such 1,859,597 shares (which are directly owned by investment advisory clients of Hollow Brook Wealth Management, LLC). Based on information set forth in a Schedule 13D, dated April 30, 2011 and filed with the SEC on January 19, 2016. See footnote 3 above and footnote 12 below.

(12)	Beneficial ownership includes 23,717 shares of Common Stock over which Mr. Richter has sole voting and dispositive power. Beneficial ownership also includes 1,859,597 shares of common stock with respect to which Mr. Richter shares voting and dispositive power with Mr. Bazaar, Hollow Brook Wealth Management, LLC and Mr. Nordberg. Based on information set forth in a Schedule 13D, dated April 30, 2011 and filed with the SEC on January 19, 2016. See footnotes 3 and 11 above.

(13)	Horton Capital Partners, LLC, Horton Capital Management, LLC and Joseph M. Manko, Jr. share voting and dispositive power with respect to such shares. Based on information set forth in a Schedule 13G/A, dated December 31, 2015 and filed with the SEC on February 16, 2016.

401(K) Profit Sharing Plan

The Company’s 401(k) Profit Sharing Plan (the “PSP”) is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The effective date of the PSP is January 1, 1991. The PSP is administered under a Trust of which Prudential Bank & Trust, FSB, is the Trustee. All employees of the Company, who are 18 years or older, including its executive officers, are eligible to participate in the PSP after six months of employment with the Company.

Under the PSP, participating employees have the right to elect that their contributions to this plan be made from reductions from their compensation paid to them by the Company, up to 100% of their compensation per annum not to exceed $18,000 for 2015, per the IRS index and in compliance with GUST-EGTRRA. Additionally, effective July 1, 2002, the PSP allowed certain eligible participants to make additional pre-tax contributions to the plan up to $6,000 in 2015, if they meet the following requirements: They must be eligible to participate in the PSP’s 401(k) arrangement, they must be at least age 50 or older or will attain age 50 in 2015.

All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company’s and employees’ contributions, they may receive investment earnings relating to the funds in their account under the PSP.

Benefits under the PSP are payable to eligible employees in a single lump sum or in installments upon termination of their employment, although in-service withdrawals are permitted under certain circumstances. If more than 60% of its contributions are allocated to key employees, the Company will be compelled to contribute 3% of their annual compensation to each participating non-key employee’s account for that year. If the Company terminates the PSP, participating employees are entitled to 100% of the Company’s contributions credited to their accounts. Company contributions to the PSP for Fiscal 2015 and Fiscal 2014 aggregated approximately $425,000 and $428,000, respectively.

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Certain Relationships and Related Transactions

In accordance with the terms of the charter of our Audit Committee, the Audit Committee must review and approve the terms and conditions of all related party transactions.

We have not entered into any transactions with any related parties since the start of Fiscal 2015 that require disclosure under Item 404(d) of Regulation S-K promulgated by the SEC, if we were to do so in the future, any such transaction would need to be approved by the Audit Committee. There are no family relationships among any of the Company’s directors or executive officers.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Relationship with Independent Public Accountants

PKF O’Connor Davies, LLP (“PKF”) has been the Company’s independent auditors since October 19, 2006, and the board of directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 2016. Accordingly, the board of directors, upon the recommendation of the Audit Committee, has reappointed PKF to audit the financial statements of the Company and its subsidiaries for the fiscal year 2016 and to report on these financial statements. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the board of directors deems it desirable to obtain the shareholders’ ratification and approval of this appointment as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of PKF are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the Company’s shareholders.

Fees Paid to Principal Accountants

Audit Fees

The aggregate fees billed for professional services and paid for the annual audit and for the review of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2015 and 2014, and the Company’s Quarterly Reports Form 10-Q for each of the quarters for the fiscal years ended December 31, 2015 and 2014, were approximately $159,000 and $148,000, respectively.

Audit-Related Fees

The aggregate audit-related fees billed during the fiscal years ended December 31, 2015 and 2014 for professional services rendered for the audit of the Company’s 401(k) Plan and consultation in connection with accounting related matters were approximately $23,000 and $36,300, respectively.

Tax Fees

The aggregate tax fees billed for all respective services for the fiscal years ended December 31, 2015 and 2014, were approximately $38,000 and $40,900, respectively.

All Other Fees

There were no fees billed for all other non-audit services for the fiscal years ended December 31, 2015 and 2014.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee will pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwriting) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor; provided,

30

however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision. The Audit Committee may review and approve the scope and staffing of the independent auditors’ annual audit plan.

The Audit Committee approved all of the non-audit services described above. Additionally, the Audit Committee has reviewed the non-audit services provided by the principal accountants and determined that the provision of these services during fiscal years 2015 and 2014 are compatible with maintaining the principal accountants’ independence.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for approval of the ratification of the appointment of PKF as the Company’s independent registered public accounting firm for the 2016 calendar year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 RELATING TO THE RATIFICATION OF THE SELECTION OF PKF O’ConnOr Davies, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2016. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF PKF O’ConnOr Davies, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

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PROPOSAL 3.
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that, not less frequently than once every three years, we provide shareholders with the opportunity to vote, to approve, on a nonbinding, advisory basis an advisory vote on the compensation of our named executive officers as disclosed herein. Accordingly, we are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the compensation tables and related narrative disclosures in this proxy statement. This non-binding advisory vote is commonly referred to as a “Say-on-Pay” vote. Please read the Executive Compensation section of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2015 compensation of our named executive officers.

Our compensation program is designed to reward each individual named executive officer’s contribution to the advancement of our overall performance and execution of our goals, ideas and objectives. It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions. This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with our interests.

Our Compensation Committee and our board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, our general compensation policies, the compensation of our board, or our compensation policies as they relate to risk management. Rather, this vote relates to the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Wireless Telecom Group, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative disclosures in this Proxy Statement.”

As an advisory vote, this proposal is not binding on the Company, and will not require us to take any action or overrule any decisions we have made. Furthermore, because this advisory vote primarily relates to compensation that has already been paid or contractually committed to our named executive officers, there is generally no opportunity for us to revisit these decisions. However, our board, including our Compensation Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the compensation of named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for approval of the resolution with respect to the compensation of the Company’s named executive officers.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE FOREGOING RESOLUTION. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

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OTHER MATTERS

The Meeting will take place at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, New York 10022. This location is in Manhattan at the intersection of Lexington Avenue and 53rd Street. To obtain directions to be able to attend the Meeting, contact Robert Censullo at (973) 386-9696.

The board of directors knows of no business that will be presented for consideration at the Meeting other than those items stated above. If any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them. The final results of the balloting at the Meeting will appear in the Company’s Current Report on Form 8-K within four business days of the Meeting.

The Company will bear the cost of preparing, assembling and mailing the proxy card, proxy statement and other material, which may be sent to the shareholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mails, officers and regular employees may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expense in sending proxies and proxy material to principals. Proxies may be solicited by mail, personal interview, telephone and fax.

The Company will pay the cost of soliciting proxies. To date, the Company has paid approximately $1,000 for proxy services and estimates the total cost of solicitation not to exceed $20,000. In addition to solicitation by use of the mails, proxies may be solicited from the Company’s shareholders, by the Company’s directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.

The Company will only send one set of proxy materials to two or more shareholders who share one address, unless we have received contrary instructions from one or more of the shareholders at that address. This procedure is referred to as “householding.” Each shareholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual proxy materials to a shareholder at a shared address to which a single copy was previously delivered. If you received a single set of proxy materials for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054 or call us at (973) 386-9696. Likewise, if your household currently receives multiple copies of proxy materials and you would like to receive one set, please contact us at the address and telephone number provided.

The Company will provide without charge to each person being solicited by this proxy statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2015 as filed with the SEC, including the financial statements, notes, exhibits and schedules thereto. All such requests should be directed to: Robert Censullo, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such executive officers, directors and shareholders with respect to the period from January 1, 2015 through December 31, 2015, the Company believes that the Company’s executive officers, directors and greater than 10% beneficial owners have complied with all Section 16(a) filing requirements.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Under our By-laws, no business, including nominations of a person for election as a director, may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of the board of directors or by a shareholder who meets the requirements specified in our By-laws and has delivered timely notice to us (containing the information specified in the By-laws).

To be timely, a shareholder’s notice for matters to be brought before the Annual Meeting of Shareholders in 2017 must be delivered to and received at our principal executive office specified on page 1 of this proxy statement not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2016 Annual Meeting of Shareholders, or no later than March 10, 2017 and no earlier than February 9, 2017. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Shareholders in 2017 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary at our principal executive office specified on page 1 of this proxy statement, no later than January 6, 2017.

By Order of the Board of Directors,

Robert Censullo Secretary

Dated: April 28, 2016

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WIRELESS TELECOM GROUP, INC.

25 EASTMANS ROAD

PARSIPPANY, NJ 07054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH
AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR
the following:

	☐	☐	☐
1. Election of Directors

Nominees

01 ALAN L. BAZAAR	02 DON C. BELL III	03 JOSEPH GARRITY	04 PAUL GENOVA	05 MITCHELL HERBETS
06 TIMOTHY WHELAN

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2. Ratification of PKF O’Connor Davies, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016.	☐	☐	☐

3. An advisory resolution approving the compensation of the Company’s named executive officers.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

PROXY

WIRELESS TELECOM GROUP, INC.

25 EASTMANS ROAD, PARSIPPANY, NEW JERSEY 07054

This Proxy is Solicited on Behalf of the Board of Directors of
Wireless Telecom Group, Inc.

The undersigned hereby appoints Messrs. Paul Genova and Robert Censullo as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Wireless Telecom Group, Inc. held of record by the undersigned on April 25, 2016, at the Annual Meeting of Shareholders to be held on June 8, 2016 or any adjournment thereof. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the nominees for directors, FOR the ratification of Wireless Telecom Group, Inc.’s independent registered public accountants, and FOR the adoption of an advisory resolution approving the compenstation of the Company’s named executive officers.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

Continued and to be signed on reverse side